Exhibit 23.2
Consent of Crawford & Winiarski
We consent to references to our firm which are included in the Annual Report on Form 10-K for the year ended May 31, 2008 of RPM International Inc. (the “Company”), and to the incorporation by reference of such references into the Company’s following Registration Statements on Forms S-8: Reg. Nos. 033-32794, 1989 Stock Option Plan; 333-35967 and 333-60104, 1996 Stock Option Plan; 333-101512, Deferred Compensation Plan; 333-101501, 401(k) Trust and Plan and Union 401(k) Retirement Savings Trust and Plan; 333-117581, 2003 Restricted Stock Plan for Directors; 333-120067, 2004 Omnibus Equity and Incentive Plan; and 333-139906, 2007 Restricted Stock Plan; and on Form S-3: Reg. No. 333-149232, and any supplements and amendments thereto (collectively, the “Registration Statements”). We further consent to references to our firm which may be included in any of the Company’s current or periodic reports that may be filed subsequent to the date of this consent, and to the incorporation by reference of such references into the Registration Statements.

Crawford & Winiarski
	By:	/s/ Robert J. Winiarski

July 25, 2008	Its: Member